Exhibit 99.2

COMPANY CONTACT
Elda Rudd
724 Solutions
(805) 884-8303
erudd@724.com

724 Solutions Discloses Receipt and Acceptance of Revised Austin
Ventures Proposal

Santa Barbara, CA (March 10, 2006) - 724 Solutions Inc. (NASDAQ: SVNX; TSX: SVN), a leading provider of next-generation IP-based network and data services, announced today that Austin Ventures has submitted a revised non-binding proposal to acquire all of the outstanding common shares of 724 Solutions not owned by Austin Ventures for cash consideration of US$3.34 per common share, an increase of $0.27 per share from the original proposal.  The revised proposal has been accepted by 724 Solutions, after careful consideration and evaluation by the company’s Special Committee of independent directors in conjunction with its financial and legal advisors.  A copy of the proposal is attached to this press release.

As in the prior proposal, Austin Ventures has proposed that the transaction be effected by way of a court-approved plan of arrangement.  In addition to court approval, the transaction would require the approval of the shareholders of 724 Solutions, including by way of a majority of the votes cast by holders other than Austin Ventures and related parties.

724 Solutions and Austin Ventures intend to move diligently towards negotiating a definitive arrangement agreement and, subject to receipt by 724 Solutions of a satisfactory fairness opinion and valuation report and completion by Austin Ventures of its due diligence, entering into that arrangement agreement and completing a transaction in accordance with the agreement and all applicable legal and regulatory requirements.  This revised and accepted proposal will terminate on April 6, 2006 in the event a definitive arrangement agreement is not reached.

About 724 Solutions
724 Solutions (NASDAQ: SVNX; TSX: SVN) delivers reliable, scalable technology and solutions that allow mobile network operators and virtual network operators to rapidly deploy flexible and open next generation IP-based network and data services.  The company’s solutions enable the Unwired Lifestyle TM, 724’s vision of how people will use mobile data services to enhance and enrich their professional and private lives with services relevant to their specific needs, with user communities preserved across generations of technology and with data services as reliable as voice.  724 Solutions is a global company with development operations in Canada and Switzerland with its corporate office in Santa Barbara, California.  For more information, visit www.724.com.

Cautionary Note Regarding Forward Looking Statements
This press release contains statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements include the statements herein regarding: the services and products that will be offered by 724 Solutions, the benefits that businesses and individuals will obtain from these services and products, future demand for these services and products, our future operating and cash performance, our plans and prospects, and potential transactions proposed to and being considered by us. The accuracy of these statements may be impacted by a number of business risks and uncertainties that could cause actual results and events to differ materially from those projected or anticipated, including the risk and possibility that the transaction proposed to us by Austin Ventures (or any subsequent transaction proposed by another party) will not be acceptable to us or otherwise consummated, and if consummated, may be on different and potentially less favorable terms than the terms of the Austin Ventures proposal described above, 724 Solutions will be unable to deploy its solutions and products, the risk that the demand for these solutions and products, or for 2.5G and 3G networks, will not increase as presently anticipated, the risk that general economic conditions will not improve or deteriorate, and other risks described in 724 Solutions’ Securities and Exchange Commission filings, including its annual report on Form 10-K and its quarterly reports on Form 10-Q. These risks are also described in 724 Solutions’ filings with the Canadian Securities Administrators. 724 Solutions does not undertake any obligation to update this forward-looking information, except as required under applicable law.